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First Niagara
        Financial Group, Inc.

FIRST NIAGARA FINANCIAL GROUP, INC. ANNOUNCES THE COMPLETION OF ITS ACQUISITION
                         OF HUDSON RIVER BANCORP, INC.

Lockport, N.Y. - January 14, 2005 - First Niagara Financial Group, Inc. (NASDAQ:
FNFG), announced that today it completed its acquisition of Hudson River Bancorp, Inc. In connection with this transaction, Hudson River stockholders received 35.8 million shares of First Niagara common stock and cash payments totaling $126.8 million.

"I want to welcome Hudson River's employees, customers and shareholders to the First Niagara family," stated President and CEO, Paul J. Kolkmeyer. "I would also like to personally welcome Carl Florio, Hudson River's former President and CEO, as our new Eastern Regional President. His experience and knowledge strengthens our organization and enhances our ability to leverage our leading market share position in the Capital Region and help take First Niagara's performance to the next level."

Mr. Florio said, "I am extremely proud of the accomplishments of the Hudson River organization, particularly throughout this transition period. Hudson River and First Niagara have long and proud histories as community banks and I look forward to contributing to the success of the combined organization."

Under terms of the merger agreement dated April 1, 2004, the per share value of the final merger consideration received by Hudson River stockholders is $19.0632 based on an average First Niagara stock price just prior to the merger of $13.36 per share. Hudson River stockholders who tendered an election received the merger consideration they requested. Accordingly, Hudson River stockholders received 1.4269 shares of First Niagara common stock in exchange for each of their shares of Hudson River common stock for which a stock election was made and $19.0632 for each of their shares of Hudson River common stock for which a cash election was made. Hudson River stockholders who did not make an election or indicated "No Preference" will receive 0.3544 shares of First Niagara common stock and $14.33 for each of their shares of Hudson River common stock, subject to final determination. Cash was paid in lieu of fractional shares.

Commenting on the close of the transaction Mr. Kolkmeyer also stated, "On Tuesday, all Hudson River branches will re-open under the First Niagara banner and we expect that all major systems conversions will be completed. The customers of Hudson River will continue to be served by the same familiar faces they have always done business with and will receive the same level of extraordinary service they have come to expect."

At December 31, 2004, Hudson River Bancorp, Inc. headquartered in Hudson, New York, had total assets of $2.5 billion and deposits of $1.8 billion. With the addition of Hudson's branch offices, First Niagara now has nearly $8 billion in assets and operates 116 branches and several financial services subsidiaries across Upstate New York.

First Niagara was advised by the investment banking firm of Ryan Beck & Co. and the law firm of Luse, Gorman, Pomerenk & Schick, P.C. Hudson River was advised by the investment banking firm of Sandler O'Neill & Partners, L.P. and the law firm of Silver Freedman & Taff L.L.P.

Officer Contacts

Paul J. Kolkmeyer..........    President and CEO
John R. Koelmel............    Chief Financial Officer
Christopher J. Thome.......    Reporting and Investor Relations Manager
                               (716) 625-7645
                               chris.thome@fnfg.com
Leslie G. Garrity..........    Public Relations and Corporate Communications
                               Manager
                               (716) 625-7528
                               leslie.garrity@fnfg.com